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                                                                    EXHIBIT 99.7
                                                                    ------------

To: Apax Ventures IV International Partners, L.P., Apax Ventures IV; Apax UK V-A, L.P.; and Apax UK V-B (together "the Apax Entities") each of which is acting by their respective manager Apax Partners & Co. Ventures Ltd

From:             Warburg, Pincus Ventures L.P. ("WP")

Dear Sirs

1. We refer to the Indemnity Agreement (the "Indemnity") (relating to Esprit Telecom Group plc which we are each to enter into in favour of Sir Robin Biggam ("Sir Robin").

2. This letter is to confirm that we have each agreed with the other that, in consideration of our each respectively agreeing to enter into the Indemnity, our respective liabilities under the Indemnity shall be borne as between each other in the proportions:

         The Apax Entities : 68.485%; and

         WP : 31.515%;

         and each agrees with the other that it will procure the settlement of its respective proportion of all such liabilities immediately it becomes obliged to do so under the terms of the Indemnity. Each party agrees to notify the other forthwith after it receives notice of any demand or impending demand by or on behalf of Sir Robin under the Indemnity and agrees to cooperate with the other in making its respective proportion of the payment required pursuant to such demand, and to notify the other upon any such payment being made.

3. Accordingly, if for any reason whatsoever an amount of Indemnified Losses or Losses (each as defined in the Indemnity) is properly paid to Sir Robin (or his heirs, personal representatives or assignees) by the Apax Entities and not by WP, or by WP and not by the Apax Entities, or by the Apax Entities and WP in proportions different to those set out in paragraph 2, then the party (the Debtor Party") which has paid less than its due proportion as aforesaid shall, forthwith on demand by the other party (the "Creditor Party"), pay to the Creditor Party such amount as will result in each having borne such due proportion, and the Debtor Party shall also pay interest on such amount at the rate provided for in clause 1.4 of the Indemnity in respect of the period from the date of the payment in respect of Losses by the Creditor Party up to and including the date of payment hereunder by the Debtor Party.

4. If either WP or the Apax Entities receives any payment pursuant to the Indemnity from Sir Robin or, pursuant to the rights of subrogation provided for in the Indemnity, from any other person, apart from a payment made simultaneously to both parties in their respective due proportions, the party receiving more than its due proportion shall forthwith on

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         such receipt account to the other for the other's due proportion.

5. Each party undertakes to the other not to give any consent or direction to, or make any requirement of, Sir Robin pursuant to clause 4 of the Indemnity without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed. If in relation to any such matter, the parties cannot, in spite of using their respective best efforts over a period of not less than 14 days to agree a common position, agree on how to proceed and each is acting reasonably in not agreeing to the other's position, WP will act in relation to such matters as the Apax Entities wish.

6. For the purposes of this letter the Apax Entities shall be deemed to be a single party, the obligations of the Apax Entities to WP hereunder shall be joint and several, and notice from WP to any Apax Entity, or from any Apax Entity to WP shall take effect as notice to or, as the case may be, notice from all of the Apax Entities.

7. This letter agreement is governed by and shall be construed in accordance with English law.

8. Each party agrees that the courts of England are to have the exclusive jurisdiction to settle any dispute which may arise in connection with this letter.

9. Each party irrevocably submits to the jurisdiction of the English courts and;

          (a) agrees that, notwithstanding paragraph 8, the other party shall be entitled to bring proceedings in connection with this letter in any other court of competent jurisdiction;

          (b) agrees that the bringing of such proceedings in a court of one jurisdiction shall not preclude the bringing of such proceedings in a court of another jurisdiction, whether at the same time or not; and

          (c) waives irrevocably any objection which it may have from time to time (whether on grounds of venue, inconvenient forum or otherwise) to the bringing of such proceedings in any court referred to in this paragraph 9.

10. Each party shall at all times maintain an agent for service of process in England. Each of them appoints initially the agent specified in respect of it in the appendix to the Indemnity. No party may revoke such appointment. If for any reason an agent appointed under this paragraph 10 ceases to act as such, the relevant party shall promptly appoint another such agent and notify the other party of the appointment and the new agent's name and address; provided that each of the Apax Entities must at all times have the same agent for the service of process. If any party does not make such an appointment within seven days of such cessation, then the other party may do so on its behalf.

11.      All notices and other communications relating to this letter:

          (a)     shall be delivered by hand or sent by post or facsimile;



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          (b) subject to paragraph 11(c) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as referred to in the appendix to the Indemnity, subject to such amendments as may be notified from time to time in accordance with this paragraph by the relevant party to the other party by no less than ten business days' notice. However, each of the Apax Entities must at all times have the same address for service;

          (c) may in the alternative in the case of any writ, judgment or other notice of process on any party be delivered or sent to the agent referred to in paragraph 10; and

          (d) shall take effect only upon actual receipt at the appropriate address and for these purposes a facsimile is received when a complete and legible copy of the communication, whether the copy sent by facsimile or a hard copy sent by post or hand, has been received.

Please show your acceptance of the terms of this letter by signing the attached copy of it where indicated.

Yours faithfully



Warburg, Pincus Ventures, L.P
         By:      E M Warburg, Pincus & Co., LLC

         By:      /s/ Dominic Shorthouse
         Member
         Dominic Shorthouse

Signed by
Apax Partners & Co. Ventures       )
Ltd in its capacity as manager     )
of Apax Ventures IV                )
International Partners, L.P.,      )
in the presence of                 )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                          )
Apax Partners & Co. Ventures       )
Ltd in its capacity as manager     )
of Apax Ventures IV                )
in the presence of                 )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                          )
Apax Partners & Co. Ventures       )
Ltd in its capacity as manager     )
of Apax UK V - A, L.P.             )
in the presence of                 )
/s/ Apax Partners & Co. Ventures Ltd.

Signed by                          )
Apax Partners & Co. Ventures       )
Ltd in its capacity as manager     )
of Apax UK V- B                    )
in the presence of                 )
/s/ Apax Partners & Co. Ventures Ltd.